UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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November 30, 2015

Dear Palo Alto Networks Stockholder:

By now, you should have received Palo Alto Networks’ proxy materials for the upcoming annual meeting on Friday, December 11, 2015. You can also view our proxy materials at http://investors.paloaltonetworks.com/phoenix.zhtml?c=251350&p=proxy.

At the annual meeting, please show your support for Palo Alto Networks by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, please vote (1) FOR the advisory vote to approve Palo Alto Networks’ executive compensation (which we refer to as the “Say-on-Pay Proposal”) and (2) FOR the reelection of John M. Donovan, Stanley J. Meresman and Nir Zuk.

Palo Alto Networks Has a Strong Record of Performance

Palo Alto Networks has delivered significant value to our stockholders. We delivered record revenues and earnings in fiscal 2015 that exceeded expectations. Our fiscal 2015 results included year-over-year increases in revenues (up 55%), net cash provided by operating activities (up 296.2%), billings (up 58%), deferred revenue (up 68%) and stock price (up 130%). Billings is a non-GAAP financial measure and the reconciliation between billings and revenue is set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on pages 40 and 41 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 17, 2015.

Fiscal Year	Total Revenue (millions)	Growth Rate	Change in Revenue from Prior Year (millions)
2012	$255.1	—	—
2013	$396.1	55%	$141.0
2014	$598.2	51%	$202.1
2015	$928.1	55%	$329.9

We are committed to stockholder value creation and our performance to date has resulted in significant value creation. In its report, ISS acknowledges this performance and states that we have “substantially outperformed” our peers over both the one- and three-year periods reviewed.

This performance graph compares the cumulative total return on our common stock with that of the NYSE Composite Index and the NYSE Arca Tech 100 Index. This performance graph assumes $100 was invested on July 20, 2012, the date our common stock commenced trading on the NYSE, in each of the common stock of Palo Alto Networks, the NYSE Composite Index and the NYSE Arca Tech 100 Index, and assumes the reinvestment of any dividends. The stock price performance on this performance graph is not necessarily indicative of future stock price performance.

Our Board of Directors Is Uniquely Positioned to Set the Right Executive Compensation

The Board of Directors, acting in the best long-term interest of our stockholders, and with unique visibility into the drivers of the success of the business and its competitive landscape (including the highly competitive market for talent in our industry), determines the compensation of our senior executives. Attracting, retaining and incentivizing the best possible management team are some of the most important things that the Board of Directors does.

In November 2014, the Compensation Committee approved a new restricted stock unit grant to Mark McLaughlin, our chief executive officer (which we refer to as the “fiscal 2015 equity award”). We firmly believe in a “pay-for-performance” compensation philosophy, and the fiscal 2015 equity award appropriately reflected, in the Compensation Committee’s independent judgement, the substantial stockholder value that Mr. McLaughlin has helped create. Prior to granting the fiscal 2015 equity award, the Compensation Committee carefully considered Mr. McLaughlin’s performance as our chief executive officer and the need to further retain and incentivize him given that he did not receive an equity grant in fiscal 2013 and his outstanding unvested equity would be fully vested by December 2016. In addition, although Mr. McLaughlin has shown by his effort and performance that he is devoted to Palo Alto Networks, our success and Mr. McLaughlin’s proven leadership make him a potential candidate for any important technology CEO position that becomes available. The Compensation Committee thought that it was important to put in place an award with multi-year retention impact.

Both Institutional Shareholder Services (which we refer to as “ISS”) and Glass Lewis recommend that you vote against the Say-on-Pay Proposal. We strongly disagree.

The Fiscal 2015 Equity Award Was Granted Prior to Our 2014 Annual Meeting

ISS and Glass Lewis claim that the fiscal 2015 equity award is evidence that the Board of Directors was not responsive to the results of the say-on-pay vote at the 2014 annual meeting. This is incorrect: As disclosed in our proxy statement, the fiscal 2015 equity award was made on November 20, 2014, more than three weeks before our 2014 annual meeting and therefore prior to the receipt of voting results at that meeting. The results from the say-on-pay vote at the 2013 annual meeting—the only voting results available to the Compensation Committee at the time that the fiscal 2015 equity award was granted—were considered in connection with making the fiscal 2015 equity award. At the 2013 annual meeting, the say-on-pay proposal received support from over 98% of the shares present and entitled to vote.

Our CEO’s Fixed Compensation is Nearly 30% Below the Median of the ISS Peer Group

ISS criticized the Compensation Committee for granting Mr. McLaughlin a modest increase in the cash component of his base salary. Even after this increase, Mr. McLaughlin’s fixed compensation is nearly 30% below the median of the ISS peer group. The remainder of Mr. McLaughlin’s compensation is entirely tied to Palo Alto Networks’ performance. Even with stockholder returns that are far in excess of our peers and a payment of his annual incentive that was justified by outperformance, Mr. McLaughlin’s cash compensation is still 8% below the ISS peer median for the prior year.

ISS Uses an Inappropriate Peer Group

ISS’s analysis is based on a peer group that does not reflect Palo Alto Networks’ business or performance. Many of the companies selected by ISS are not companies with whom we compete for talent. These companies also do not generally have the growth profile or record of stockholder value creation that we have.

By comparison, our Compensation Committee identified a peer group based on businesses comparable to ours:

•	Companies in the software, hardware and/or networking industries (focused on software security, to the extent available);

•	Companies with annual revenues approximately between $400 million and $1 billion;

•	Companies with revenue growth greater than 20%;

•	Companies with a market capitalization between approximately $3 billion to $8 billion; and

•	Companies with a market capitalization as a multiple of annual revenue that was greater than eight.

Palo Alto Networks’ Stockholder Engagement Efforts

Both ISS and Glass Lewis criticize our stockholder engagement efforts around executive compensation. In reality, we have an active stockholder engagement effort that occurs throughout the year. In the weeks prior to the 2014 annual meeting, we engaged with the holders of approximately 42% of our common stock to better understand their perspectives on our company. We will continue to regularly meet with our stockholders.

Glass Lewis’s Analysis Improperly Finds One Director to Not Be Independent

Glass Lewis criticizes us for engaging in routine, arms’-length transactions with AT&T, which employs John M. Donovan, one of the directors standing for reelection at the annual meeting. Mr. Donovan is a senior executive at AT&T, one of the largest communications companies in the world. AT&T expects its 2015 capital expenditures to be in the $21 billion range. AT&T’s purchases from Palo Alto Networks, which totaled just $29.6 million, are not material to either us or AT&T. In addition, all of these purchases are subject to our rigorous related party transactions review process and policy. Mr. Donovan takes no part in the discussion of these transactions when they are reviewed by the Board of Directors.

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Our philosophy is to reward our executives only when they deliver performance for our stockholders. By any measure, our stockholders have benefitted from the leadership of our executive team, particularly Mr. McLaughlin.

We are committed to ensuring that our executive compensation program remains fully aligned with the interests of our stockholders. We very much value, and will continue to ask for, your input as we further refine our executive compensation programs.

Please show your support for Palo Alto Networks by voting (1) FOR the Say-on-Pay Proposal and (2) FOR the reelection of John M. Donovan, Stanley J. Meresman and Nir Zuk.

Thank you for your support.

Very truly yours,

/s/ Daniel J. Warmenhoven

Daniel J. Warmenhoven

Lead Independent Director, Chairman of the Nominating and Corporate Governance Committee and Member of the Compensation Committee

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